UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

US Dry Cleaning Corporation

(formerly known as First Virtual Communications, Inc.)

(Name of Issuer)

Common Stock

(Title of Class of Securities)

903333 10 2

(CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 903333 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Firelake Strategic Technology Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 903333 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Firelake Capital Partners LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 903333 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Firelake Capital Management LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IA, OO

CUSIP No. 903333 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fred Kittler

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 903333 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Martin Lagod

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer US Dry Cleaning Corporation (formerly known as First Virtual Communications, Inc.)
	(b)	Address of Issuer’s Principal Executive Offices 1930 Auiki Street, Honolulu, Hawaii 96891

Item 2.
(a)

Name of Person Filing

Firelake Strategic Technology Fund, L.P., Firelake Capital Partners LLC, Firelake Capital Management LLC, Fred Kittler and Martin Lagod.

Firelake Capital Partners LLC is the sole general partner of Firelake Strategic Technology Fund, L.P.  Firelake Capital Management LLC serves as the investment advisor for Firelake Strategic Technology Fund.  Messrs. Kittler and Lagod are the principals of Firelake Capital Management LLC.

	(b)	Address of Principal Business Office or, if none, Residence The address of the principal business office of each of the filing persons is 575 High Street, Suite 330, Palo Alto, California 94301.
(c)

Citizenship
Firelake Strategic Technology Fund, L.P. is a Delaware limited partnership.  Firelake Capital Partners LLC and Firelake Capital Management LLC are Delaware limited liability companies.  Messrs. Kittler and Lagod are United States citizens.

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 903333 10 2

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);†
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

†Firelake Capital Management LLC is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: 0 shares
(b) Percent of class: 0%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 0
(ii) Shared power to vote or to direct the vote 0
(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of 0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.  I hereby agree that this statement shall be filed jointly on behalf of each of the undersigned pursuant to the Joint Filing Agreement attached hereto as Exhibit 1.

Dated:  February 13, 2006

FIRELAKE STRATEGIC TECHNOLOGY FUND, L.P.

By: Firelake Capital Partners LLC, its General Partner

By:	/s/ Martin Lagod
Name: Martin Lagod
Title: Managing Director

FIRELAKE CAPITAL PARTNERS LLC

By:	/s/ Martin Lagod
Name: Martin Lagod
Title: Managing Director

FIRELAKE CAPITAL MANAGEMENT LLC

By:	/s/ Martin Lagod
Name: Martin Lagod
Title: Managing Director

/s/ Fred Kittler
Fred Kittler

/s/ Martin Lagod
Martin Lagod

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree to file a joint statement containing the information required by Schedule 13G with respect to the beneficial ownership by each of the undersigned of shares of Common Stock of First Virtual Communications, Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 13th day of February, 2006.

FIRELAKE STRATEGIC TECHNOLOGY FUND, L.P.

By: Firelake Capital Partners LLC, its General Partner

By:	/s/ Martin Lagod
Name: Martin Lagod
Title: Managing Director

FIRELAKE CAPITAL PARTNERS LLC

By:	/s/ Martin Lagod
Name: Martin Lagod
Title: Managing Director

FIRELAKE CAPITAL MANAGEMENT LLC

By:	/s/ Martin Lagod
Name: Martin Lagod
Title: Managing Director

/s/ Fred Kittler
Fred Kittler

/s/ Martin Lagod
Martin Lagod